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                    PARTNERSHIP INTEREST PURCHASE AGREEMENT

    This Partnership Interest Purchase Agreement (the "Agreement") is made as of the 18th day of April, 1997, by and between CELLCO PARTNERSHIP DBA BELL ATLANTIC NYNEX MOBILE ("Seller") a general partnership formed under the laws of Delaware, at 180 Washington Valley Drive, Bedminster, New Jersey 07921, and MRCC, INC., a wholly-owned subsidiary of Rural Cellular Corporation, a corporation formed under the laws of the state of Maine ("Buyer") at 3905 Dakota Street SW, Alexandria, Minnesota 56308.

                                  RECITALS
                                  --------

    WHEREAS, Seller is the holder of a 49% partnership interest (the "Interest") in the Northern Maine Cellular Partnership, a general partnership formed under the laws of the state of Maine ("Partnership"); and

    WHEREAS, Seller desires to sell, transfer and assign to Buyer all of Seller's right, title and interest in the Interest to Buyer on the terms set forth herein, and Buyer desires to buy the Interest;

    NOW THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually covenant and agree as follows:

                                   TERMS
                                   -----

1. PURCHASE OF INTEREST

     At the Closing, as defined below, Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller's right, title, and interest in and to the Interest (the "Assignment"). In consideration of the sale, transfer, assignment and conveyance of the Interest to Buyer, Buyer shall pay to Seller the aggregate amount of $7,357,350, based upon the calculation of 143,000 POPs at $105 per POP multiplied by 49%. The purchase price shall be payable in full at Closing via wire transfer of immediately available funds to an account designated by Seller.

2. CLOSING/CONDITIONS PRECEDENT TO CLOSING/PENDING CLOSING

   a. Closing under this Agreement (the "Closing") shall occur simultaneously with the Closing of the purchase by MRCC, Inc. of Unity Cellular System, Inc.'s 51% general partnership interest in the Partnership or within 10 business days after all conditions precedent have been satisfied, whichever is later. To facilitate the closing, both parties will transmit executed documents to a mutually agreed upon escrow agent in Minneapolis, which will release each party's documents to the other party upon confirmation that funds have been received by Seller.

   b. Closing is subject to the following conditions precedent, any of which may be waived in writing by Seller or Buyer as applicable:

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          i. All required regulatory approvals, if any, shall have been obtained.

         ii. Buyer shall have completed acquisition of Unity Cellular System, Inc.'s 51% partnership interest in the Partnership.

   c. Pending Closing.

          i. Neither Buyer nor Rural Cellular Corporation shall cause the Partnership to make a capital call prior to the termination of this Agreement or the Closing, whichever is earlier.

         ii. Each of the Buyer and Seller will pay its own out-of-pocket expenses (including legal, financial advisory and accounting fees and expenses) in connection with the proposed transaction.

        iii. Neither Buyer nor Seller is bound or will become bound by any agreement under which the other party would be liable to any third party for any fee, commission or other payment as a result of the execution of this Agreement or the consummation of the proposed transaction.

3.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

    Seller represents and warrants to Buyer that each of the following are true and correct on the date of this Agreement and will be true and correct on the date of Closing:

    a. Seller represents and warrants that it has good and marketable title to the Interest, free and clear of any and all liens, security interests, encumbrances, pledges or any other rights or interests of others and the Interest is not the subject of any agreement other than this Agreement and the Partnership Agreement.

    b. Seller represents and warrants that it has full capacity and power to enter into, execute and deliver this Agreement. This Agreement has been duly executed by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

    c. Seller represents and warrants that it is a party to the Partnership Agreement and has not assigned, sold, hypothecated, encumbered or otherwise disposed of any of its rights under the Partnership Agreement except pursuant to this Agreement.

    d. Seller represents and warrants that the execution, delivery and performance by Seller of this Agreement will not conflict with or constitute a default under any term of any agreement, instrument, judgment, order or decree to which Seller is a party or by which Seller or the Interest is bound or of any applicable law, ordinance, rule, or regulation of any governmental authority.

    e. Seller will do, execute, acknowledge and deliver all such further acts, bills of sale, assignments, transfers, assurances, endorsements, applications or other instruments as may

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reasonable be required by Buyer to assure, confirm, permit transfer of, or evidence the title and interest of Buyer in and to the Interest.

    f. Bell Atlantic NYNEX Mobile, Inc. ("BANM") is the sole managing general partner of Seller and is duly authorized to execute this Agreement on Seller's behalf without the need for any further action by the partnership or its partners. The undersigned signator for BANM is duly authorized to execute this Agreement on BANM's behalf.

4.  BUYER'S REPRESENTATIONS AND WARRANTIES

    a. Buyer has full authority, capacity and power to enter into and execute and deliver this Instrument. This Agreement has been duly executed by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

    b. The undersigned is duly authorized to execute this Agreement on Buyer's behalf.

5. INDEMNIFICATION BY SELLER

   Seller shall indemnify and hold Buyer harmless from any damage, claim, liability, loss, injury, judgment and expense, including, without limitation, interest, penalties, and attorney's fees arising out of or related to (i) Seller's acquisition and ownership of the Interest before the date of this Agreement, and (ii) any breach of any representation or warranty of Seller or any default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement. The obligations hereunder shall survive Closing.

6. INDEMNIFICATION BY BUYER

   Buyer hereby agrees to pay, perform and discharge, when due, each and shall indemnify Seller from and against, every obligation, liability, and commitment arising (i) after the date of this Agreement relating to or arising in connection with Buyer's ownership of the Interest, and (ii) any breach of any representation or warranty or covenant of Buyer contained herein. The obligations hereunder shall survive Closing.

7. CONFIDENTIALITY AND PUBLICITY

   Prior to Closing, neither Seller nor Buyer would disclose to the public or to any third party the fact that Buyer is contemplating the purchase of the Interest, or that Seller is contemplating the sale of the Interest to Buyer, or the existence of this Agreement or the proposed terms and conditions of the sale described herein, except:

   a. As required by applicable law or the rules of any relevant stock exchange, by order or decree of a court or regulatory body having jurisdiction over such party, or in connection with such party's or its affiliate's enforcement of any rights it may have at law or equity in connection with obtaining regulatory approval for the consummation of the transaction contemplated hereby.

   b. On a "need to know" basis to persons within such party's organization, or outside of such party's organization such as attorneys, accountants, bankers, financial advisors and other

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consultants or persons at Unity Cellular Systems, Inc. or InterCel, Inc. who
may be assisting such party in connection with the transactions contemplated hereby and who agree to be bound by the nondisclosure obligations o this paragraph; or

   c. With the express prior written consent of the other party.

 8.  SUCCESSORS AND ASSIGNS

    All of this Agreement shall inure to the benefit of and be binding upon the heirs, representations, successors and assigns of the parties hereto.

 9.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to its rules on conflicts of law.

10.  COUNTERPARTS

     This Agreement may be executed in separate counterparts, each of which shall constitute an original, all of which together shall constitute one and the same Agreement binding on all parties.

11. TERMINATION

    This Agreement may be terminated by either party by written notice to the other if Buyer's purchase of Unity Cellular System, Inc.'s 51% interest in the Partnership is not consummated by September 30, 1997, or by mutual written agreement of the parties.

12. AMENDMENT

    This Agreement, or any provision thereof, may only be amended, modified or waived by the mutual written agreement of the parties, unless otherwise stated herein.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


MRCC, Inc.




By:    /s/ Richard P. Ekstrand
       -----------------------
Title:      President


CELLCO PARTNERSHIP
By Bell Atlantic NYNEX Mobile, Inc.
Its  Managing General Partner


By: /s/ Mack Rupp
    -------------------------------
Title: Vice President, Planning
       & Business Development

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